Exhibit 99.1

Cepton Announces $50M Committed Investment in Cepton’s Business from KOITO after ADAS Design Win at a Major Global OEM

--- KOITO deepens relationship with Cepton by committing to a second investment in Cepton’s business in two years to support advanced OEM engagements worldwide ---

San Jose – Aug 05, 2021 – Cepton Technologies, Inc. (“Cepton”), a leader in high performance MMT® lidar solutions for Advanced Driver Assistance Systems (ADAS), Autonomous Vehicles (AV) and Smart Infrastructure applications, announced today that its automotive Tier 1 partner and current shareholder, KOITO MANUFACTURING CO., LTD. (“KOITO”) committed to invest a further $50 million in Cepton’s business. KOITO’s second investment in Cepton’s business since 2020 will be made through KOITO’s participation in a Private Investment in Public Equity (PIPE) offering of shares of common stock of Growth Capital Acquisition Corp. (“Growth Capital”) (Nasdaq: GCAC), a special purpose acquisition company (SPAC), in connection with Cepton’s recently announced proposed merger with Growth Capital. KOITO has agreed to purchase 5,000,000 shares of common stock of Growth Capital in the PIPE at a purchase price of $10.00 per share, which is subject to the completion of, and will close simultaneously with, the business combination.

KOITO originally started an evaluation of Cepton’s MMT® based lidars in 2018. In 2020, KOITO made an investment in Cepton to help accelerate Cepton’s development and enable KOITO’s industrialization of high-performance and high-reliability lidar sensors for ADAS and AV applications. As part of that transaction, KOITO obtained non-exclusive rights to manufacture and sell Cepton’s lidar sensor design for an automotive application, using key components supplied by Cepton.

The KOITO-Cepton collaboration secured the largest ADAS lidar series production award1 at a major global automotive OEM. To support this design win and to prepare for anticipated series production starting in 2023, KOITO has established a manufacturing line for MMT® lidars. The elegant and low-cost MMT® architecture using mainstream technologies enables a mirrorless, frictionless and rotation-free lidar solution that meets the stringent demands for ADAS such as high performance, high reliability, affordability, and manufacturability at high volume. In parallel, Cepton continues to focus on the advancement of MMT® lidars to support additional ADAS OEM engagements and joint business opportunities. In order to deepen the relationship with Cepton, and to support Cepton’s investment in its business to support its strong commercial traction, KOITO has decided to invest in Cepton’s business for a second time.

Takayuki Katsuda, Director and Managing Corporate Officer of KOITO said: “Based on our 'Lighting for Your Safety' corporate message, KOITO has been working to develop and commercialize lighting and sensing technologies to bring safety, security, and comfort to the coming autonomous driving society. We have begun developing products to satisfy customer needs through joint development and investment with Cepton, which possesses advanced lidar technologies for ADAS and autonomous driving. To help achieve our plan to begin volume production in 2023, we intend to further strengthen our relationship with Cepton through this additional investment. We anticipate that KOITO-manufactured lidars using Cepton technologies could be used in various locations in vehicles including headlamps, dashboards, and behind the windshield. As a leading company in automotive lighting equipment, KOITO will contribute to safety and security of a future mobility society through 'Sensor-Lighting,' our new lighting technologies with sensing.

1 Largest known ADAS lidar series production award based on number of vehicle models awarded

"Expressing gratitude for the ongoing relationship with KOITO and additional investment commitment, Dr. Jun Pei, CEO of Cepton, added: “Since Cepton was founded in 2016, we have focused primarily on lidars for the ADAS market, to enable the next generation of safety in mass-market consumer vehicles. Collaborating with KOITO, a key technology and manufacturing partner as well as investor, has enabled Cepton to achieve a large series production design win at a major OEM and get interest from other automotive OEMs during the past two years. We are grateful for KOITO’s investment commitment in connection with our merger with Growth Capital, and the vote of confidence it represents in Cepton’s MMT® lidars for ADAS and other mass market applications.”

Akis Tsirigakis, President and co-CEO of Growth Capital, stated, “Cepton has established itself as a leader in ADAS lidar through its collaboration with KOITO and their lidar series production win at a major global automotive OEM. Through our proposed business combination with Cepton, we are thrilled to work with this visionary team that is well-positioned for leadership in the rapidly expanding ADAS market. I am equally excited that KOITO, a global leader in the automotive market, is anchoring the PIPE in our transaction.”

The consummation of the PIPE transaction is subject to numerous closing conditions, including the consummation of the combination of Cepton and Growth Capital.

About Cepton Technologies, Inc.

Cepton provides state-of-the-art, intelligent, lidar-based solutions for a range of markets such as automotive (ADAS/AV), smart cities, smart spaces and smart industrial applications. Cepton’s patented MMT®-based lidar technology enables reliable, scalable and cost-effective solutions that deliver long range, high resolution 3D perception for smart applications.

Founded in 2016 and led by industry veterans with over two decades of collective experience across a wide range of advanced lidar and imaging technologies, Cepton is focused on the mass market commercialization of high performance, high quality lidar solutions. Cepton is headquartered in San Jose, California, with a presence in North America, Germany, Japan, India and China, to serve a fast-growing global customer base. For more information, visit www.cepton.com.

About KOITO MANUFACTURING CO., LTD.

Under the corporate message, “Lighting for Your Safety”, KOITO MANUFACTURING CO., LTD. (KOITO) has been marking a history of leadership in automotive lighting since its establishment in 1915. Today, the KOITO Group consists of 31 companies located in 13 countries worldwide and provides products and services to customers all over the world, through the global network led by five major regions (Japan, Americas, Europe, China, and Asia.) Its products, recognized for its high quality and advanced technology, are widely used by automotive makers worldwide. The company is responding to the future transformation of mobility through the development of next-generation lighting technologies and related equipment, control systems, and environmentally friendly products, materials, and production methods. For more information, please visit www.KOITO.co.jp.

About Growth Capital Acquisition Corp.

Growth Capital Acquisition Corp. (“Growth Capital”) is a Delaware blank check company, also commonly referred to as a special purpose acquisition company (or SPAC), formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities in any industry or geographic region. Growth Capital is led by its Co-Chief Executive Officers, Akis Tsirigakis and George Syllantavos.

Forward Looking Statements

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including the parties’ perspectives and expectations, are forward looking statements. Such statements include, but are not limited to, revenue opportunities and anticipated future financial and operating performance and results. Such forward-looking statements reflect Cepton’s current expectations or beliefs concerning future events and actual events may differ materially from current expectations. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Any such forward-looking statements are subject to various risks and uncertainties, including (1) the success of our strategic relationships, including with our Tier 1 partners, none of which are exclusive; (2) the possibility that Cepton’s business or the combined company may be adversely affected by other economic, business, and/or competitive factors; (3) the risk that current trends in automotive and smart infrastructure markets decelerate or do not continue; (4) the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the stockholders of Growth Capital or Cepton is not obtained; (5) risks related to future market adoption of Cepton’s offerings; (6) the final terms of Cepton’s arrangement with its Tier 1 partner and, in turn, its Tier 1 partner's contract with the major global automotive OEM differing from Cepton's expectations, including with respect to volume and timing, or the arrangement can be terminated or may not materialize into a long-term contract partnership arrangement; (7) the ability of Growth Capital or the combined company to issue equity or equity-linked securities in connection with the proposed business combination or in the future; (8) the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by Growth Capital’s stockholders; (9) the ability of the combined company to meet the initial listing standards of The Nasdaq Stock Market upon consummation of the proposed business combination; (10) costs related to the proposed business combination; (11) expectations with respect to future operating and financial performance and growth, including when Cepton will generate positive cash flow from operations; (12) Cepton’s ability to raise funding on reasonable terms as necessary to develop its product in the timeframe contemplated by its business plan; (13) Cepton’s ability to execute its business plans and strategy; (14) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination and definitive agreements for the proposed business combination by the stockholders of Growth Capital; and (15) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed business combination. If any of these risks materialize or any of Growth Capital’s or Cepton’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Cepton does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise. See “Risk Considerations” in the investor presentation, which will be provided in a Current Report on Form 8-K to be filed by Growth Capital with the SEC and available at www.sec.gov.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Cepton Contacts

Media: media@cepton.com

Investors: InvestorRelations@cepton.com

Growth Capital Contact

Email: inquiries@gcacorp.com

Website: www.gcacorp.com